Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-237831, 333-188118, 333-162716, 333-146963, 333-113771, 333-58069, and 333-20117) pertaining to Lockheed Martin Corporation Salaried Savings Plan of our report dated June 22, 2020, with respect to the financial statements and supplemental schedule of the Lockheed Martin Corporation Salaried Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2019.
/s/ Mitchell & Titus, LLP
Washington, D.C.
June 22, 2020